                                                                    EXHIBIT 8(e)

                LeBoeuf, Lamb, Greene & MacRae, LLP Letterhead


                                                                    May 6, 1999


PacifiCorp
700 N.E. Multnomah
Portland, Oregon 97232

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax issues related to the transactions described in (i) the Agreement and Plan of Merger dated as of December 6, 1998, by and among Scottish Power plc ("Parent"), NA General Partnership, and PacifiCorp (the "Company") (the "Original Merger Agreement") and (ii) Amended and Restated Agreement and Plan of Merger dated December 6, 1998, as amended January 29, 1999 and February 9, 1999, and amended and restated February 23, 1999, by and among New Scottish Power plc ("Holdco"), Scottish Power plc ("ScottishPower"), NA General Partnership, and PacifiCorp (the "Company") (the "Restated Merger Agreement"). Except as otherwise provided, capitalized terms used in this letter have the meanings set forth in the Original Merger Agreement and the Restated Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     The transactions contemplated by the Restated Merger Agreement will proceed as contemplated therein, if the Scheme of Arrangement becomes effective. However, if Scottish Power gives written notice to PacifiCorp that the Scheme of Arrangement will not become effective, the transactions contemplated by the Original Merger Agreement will proceed as contemplated therein. Prior to the Scheme Date, the Original Merger Agreement shall continue in full force and effect.

     In forming our opinion, we have relied as to factual matters upon representations made by PacifiCorp, Scottish Power, Holdco, Scottish Power NA 1 Limited, Scottish Power NA 2 Limited and NA General Partnership (on its own behalf and on behalf of Merger Sub) (the "Parties") to us in their letters dated today. We have made no independent investigation with regard to statements made in those representation letters. We assume those representations to be true, complete and accurate, but we express no opinion as to their truth, accuracy or completeness.

     In connection with our opinion addressing the transactions contemplated by the Original Merger Agreement, we also assume that all representations and facts set forth in the Original Merger

PacifiCorp
May 6, 1999
Page 2


Agreement are true, complete and accurate as of the date hereof, and that the transactions described in the Original Merger Agreement will be carried out in accordance with its terms if the Scheme of Arrangement does not become effective. In connection with our opinion addressing the transactions contemplated by the Restated Merger Agreement, we also assume that all representations and facts set forth in the Restated Merger Agreement are true, complete, and accurate as of the date hereof, and that the transactions described in the Restated Merger Agreement will be carried out in accordance with its terms if the Scheme of Arrangement becomes effective. In addition, we assume that any United States person who is a "five-percent transferee shareholder," as defined in Treasury Regulation (S) 1.367(a)-3(c)(5)(ii), will enter into a five-year gain recognition agreement as required by Treasury Regulation (S) 1.367(a)-3(c)(1)(iii)(B).

     Based upon and subject to the assumptions, representations and limitations described above, our examination of the Original Merger Agreement, the Restated Merger Agreement, the Joint Proxy Statement-Prospectus of PacifiCorp, Scottish Power and Holdco and the relevant legal authorities, we are of the opinion:

     (1) if the Scheme of Arrangement becomes effective, (i) the Merger (as that term is defined in the Restated Merger Agreement) will constitute a "reorganization" within the meaning of Code (S) 368(a), (ii) no gain or loss will be recognized for United States federal income tax purposes by stockholders of the Company upon their exchange of Company Common Stock for Holdco ADSs or Holdco Ordinary Shares pursuant to the Merger (except with respect to cash received in lieu of fractional Holdco ADSs or Holdco Ordinary Shares), (iii) the aggregate tax basis of the Holdco ADSs or Holdco Ordinary Shares received, including fractional units treated as received, by a Company stockholder will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor in the Merger and (iv) the holding period of the Holdco ADSs or Holdco Ordinary Shares received , including fractional units treated as received, will include the holding period of the Company Common Stock held as a capital asset and surrendered in exchange therefor in the Merger; and

     (2) if the Scheme of Arrangement does not become effective, (i) the Merger (as that term is defined in the Original Merger Agreement) will constitute a "reorganization" within the meaning of Code (S) 368(a),
          (ii) no gain or loss will be recognized for United States federal income tax purposes by stockholders of the Company upon their exchange of Company Common Stock for Parent ADSs or Parent Ordinary

PacifiCorp
May 6, 1999
Page 3


          Shares pursuant to the Merger (except with respect to cash received in lieu of fractional Parent ADSs or Parent Ordinary Shares), (iii) the aggregate tax basis of the Parent ADSs or Parent Ordinary Shares received, including fractional units treated as received, by a Company stockholder will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor in the Merger and (iv) the holding period of the Parent ADSs or Parent Ordinary Shares received, including fractional units treated as received, will include the holding period of the Company Common Stock held as a capital asset and surrendered in exchange therefor in the Merger.

     Our opinion is limited to the federal income tax matters addressed, and no opinion is rendered with respect to (i) the tax consequences of the transactions described in the Original Merger Agreement or the Restated Merger Agreement under state, local or foreign law, (ii) certain federal income tax consequences applicable to special classes of taxpayers subject to special rules, including, without limitation, foreign corporations, stockholders who are not citizens or residents of the United States, estates the income of which is not subject to United States taxation regardless of its source, trusts the administration of which a court within the United States is not able to exercise primary supervision and with respect to which one or more United States fiduciaries do not have the authority to control all substantial decisions of such trust, financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who acquired their PacifiCorp stock pursuant to the exercise of an employee option (or otherwise as compensation) persons holding PacifiCorp stock as part of an integrated investment (including a straddle) comprised of shares of PacifiCorp stock and one or more other positions or (iii) any other issue, including any other tax issues with respect to the transactions described in the Original Merger Agreement or the Restated Merger Agreement.

     In addition, our conclusions are based upon federal income tax law currently in effect, including the Code and Treasury Regulations promulgated thereunder, administrative pronouncements by the Internal Revenue Service (the "Service"), judicial decisions, and such other legal authorities as we have deemed necessary for purposes of this opinion, as each exists as of the date of this letter. Existing federal income tax law is subject to change on a prospective or retroactive basis. If any assumption or representation described above or contained in the Original Merger Agreement, the Restated Merger Agreement or Representation Letters is not true, correct and complete, or in the event of a change in law adversely affecting the conclusions reached in this letter, our opinion shall be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matter specifically discussed, it is not binding on the courts

PacifiCorp
May  6, 1999
Page 4


or on any administrative agency, including the Service, and a court or agency may act or hold to the contrary. We undertake no obligation to update this letter or our opinion at any time after the Closing Date. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

       We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement- Prospectus of PacifiCorp, Scottish Power and Holdco and the reference to the above mentioned opinion under "The Merger- Material Tax Consequences" and "Legal Opinions." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended. Without our prior written consent, this opinion may not be furnished to any other person or entity and may not be quoted in whole or in part or otherwise referred to in (or be the basis for) any report or document furnished to any person or entity, except in connection with inspection of the addressee's files by internal company or governmental examiners or auditors.

                              Very truly yours,



                              LeBoeuf, Lamb, Greene & MacRae L.L.P.